SCHEDULE 14C INFORMATION STATEMENT

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

    [X]  Preliminary Information Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    [ ]  Definitive Information Statement


                                  CENTREX, INC.
           -------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

     [ ] Fee  computed on table below per  Exchange  Act Rules  14a-6(i) (1) and
     0-11.
          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration No.:

          (3)  Filing Party:

          (4)  Date Filed:


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                                  CENTREX, INC.
                            9202 South Toledo Avenue
                                 Tulsa, OK 74137

                              INFORMATION STATEMENT


         This Information Statement has been filed with the Securities and Exchange Commission and is being mailed or otherwise furnished to the registered stockholders of Centrex, Inc. (the "Company") in connection with the prior approval by the board of directors of the Company, and receipt by the board of approval by written consent of the holders of a majority of the Company's outstanding shares of Common Stock, of a resolution to:

         (1) Authorize the Company's board of directors to amend the Company's amended certificate of incorporation to effect a twenty-for-one reverse stock split of the issued and outstanding shares of the Company's common stock, such number consisting of only whole shares, and authorizing the Company's board of directors to file one such amendment.

         The Company has obtained all necessary corporate approvals in connection with the foregoing actions and your consent is not required and is not being solicited in connection with the approval of the foregoing actions.
Section 18-1073 of the Oklahoma General Corporation Act and the By-laws of the Company provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if stockholders holding at least a majority of the voting power sign a written consent approving the action.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and
Schedule 14C thereunder. The actions taken will not become effective until at least 20 days after the mailing of this Information Statement. The Company anticipates mailing this notice and information statement on or about November 22, 2004.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY


                                        By Order of the Board of Directors:

                                        /s/ Thomas R. Coughlin, Jr.
                                        ------------------------------------
                                        Thomas R. Coughlin, Jr.
                                        Chairman and Sole Member of the Board




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We are sending this Information Statement to the Company's stockholders of record who owned common stock of the Company as of November 18, 2004 (the "Record Date"). As of the Record Date, the Company had 170,139,794 shares of common stock issued and outstanding, and each share of Common Stock is entitled to one vote.

         The actions will not become effective until (i) 21 days from the date this Information Statement is first mailed to stockholders, or, (ii) such later date as approved by the board of directors, in its sole discretion.

         This Information Statement is dated November 11, 2004 and is first being mailed to stockholders on or about November 22, 2004.

         All expenses incurred in connection with the preparation and mailing of this Information Statement will be borne by the Company. This Information Statement is prepared and distributed by the Company.

Interest of Certain Persons in Matters to Be Acted Upon

        No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the actions set forth herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests.

                          Certain Questions and Answers

What am I being asked to Approve?

     You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Stockholders holding a majority of the outstanding voting common stock of the Company have already agreed to:

         1. Authorize the Company's board of directors to amend the Company's amended certificate of incorporation to effect a twenty-for-one reverse stock split of the issued and outstanding shares of the Company's common stock, such number consisting of only whole shares, and authorizing the Company's board of directors to file one such amendment.

Do I have appraisal rights?

         No. you are not entitled to appraisal rights under Oklahoma Law.

Who can help answer my questions?
You can contact our corporate headquarters at (918) 494-2880 with any questions about the action described in this information statement.

                   Householding of Annual Disclosure Documents

         In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and information statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as "householding," benefits both you and the Company. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice.

         If your household receives a single set of disclosure documents and you do not wish to participate in "householding" and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Or, if you share an address with another shareholder of the Company and together both of you would like to receive only a single set of our annual disclosure documents please contact the corporate headquarters at (918) 494-2880, or write to us at 9202 South Toledo Avenue, Tulsa, Oklahoma 74137.


                               Reverse Stock Split

General

         The Board of Directors and holders of a majority of the outstanding Common Stock of the Company authorized and approved by written consent a reverse stock split of twenty for one of the Company's outstanding Common Stock (the " Reverse Stock Split") whereby each holder of our Common Stock will receive one shares of our Common Stock for every twenty shares of our Common Stock held on the effective date of the Reverse Stock Split. It is currently anticipated that the effective date of the Reverse Stock Split will occur no sooner than twenty
(20) days after the date this Information Statement is first mailed to our current stockholders.

         Our board of directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval, a proposal that Article IV of the Company's amended certificate of incorporation be amended to effect a twenty-for-one reverse stock split of the issued and outstanding shares of the Company's common stock, such number consisting of only whole shares.

         The form of the amendment to effect the reverse stock split, as more fully described herein, will effect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of our common stock or preferred stock. The amendment to our amended certificate of incorporation is attached to this information statement as Exhibit A.

Purpose

         Our board of directors approved the proposal authorizing the reverse stock split as the Board believes this action will attract additional investment in the Company which will in turn allow the Company to focus on opportunities to accelerate its growth.

 On November 8, 2004, our common stock closed at $.011 per share. In approving the proposal authorizing the reverse stock split, our board of directors considered that our common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, our board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

         There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of our common stock or that any increase in the per share price of our common stock will not be sustained.

         We cannot predict whether the reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Determination of Ratio

         In determining the twenty-for-one reverse stock split ratio, our board of directors considered numerous factors including the historical and projected performance of our common stock, prevailing market conditions and general economic trends.

Principal Effects of the Reverse Stock Split

         In implementing the twenty-for-one reverse stock split we will amend the existing provision of our amended certificate of incorporation relating to our authorized capital to add the following paragraph at the end thereof:

         "Upon the effectiveness (the "Effective Date") of the certificate of amendment to the amended certificate of incorporation containing this sentence, each twenty shares of the Common Stock issued and outstanding as of the date and time immediately preceding [date on which the certificate of amendment is filed], the effective date of a Reverse Stock Split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Company's board of directors)."

         The reverse stock split will be effected simultaneously for all our common stock and the exchange ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect our continuing to be subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended.

         For illustrative purposes only, the following table shows approximately the effect on our common stock of the reverse stock split:


                               Prior to
                                Reverse
                            Stock Split        1-for-20
                           ------------     -----------

Authorized                  250,000,000     250,000,000

Issued and Outstanding
series B Preferred
Stock                         4,000,000       4,000,000

Issued and Outstanding      170,139,794       8,506,990
Common Stock

Available for future         30,327,109       1,316,355
issuance*


         * Note: Amounts of common stock do not include shares that may be issued between now and effective date upon the conversion/exercise of outstanding convertible instruments, options, warrants and preferred stock of the Company.

         Based on stock information as of the record date, after completion of the twenty-for-one reverse stock split we will have approximately 241,493,010 shares of authorized but unissued shares of common stock. These additional shares would be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets, for strategic transactions, including a sale of all or a portion of the Company, and sales of stock or securities convertible into common stock. We currently have no present intention, plan, arrangement or agreement, written or oral, to issue shares of our common stock for any purpose, except for the issuance of shares of common stock upon (1) the exercise of outstanding options or warrants to purchase our common stock or (2) the conversion of outstanding shares of our series B convertible preferred stock. Although we have no present intention to issue shares of common stock, except as noted above, because of our significant long-term capital requirements, we may in the future raise funds through the issuance of common stock when conditions are favorable, even if we do not have an immediate need for additional capital at such time. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

         The form of certificate of amendment is attached as Appendix A to this information statement. The reverse stock split will become effective on the split effective date, on or around December 27, 2004. Beginning on the split effective date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares.

         As soon as practicable after the split effective date, stockholders will be notified that the reverse stock split has been effected. We expect that we will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of old shares will be asked to surrender to us certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any old shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for new shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
         The Reverse Stock Split will become effective as soon as practicable after the filing with the Secretary of State of the State of Oklahoma of a Certificate of Amendment to our Certificate of Incorporation in substantially the form annexed hereto. Upon the effectiveness of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding would be decreased to a number that would be equal to the number of shares of our Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by twenty. The actual number of authorized shares of our Common Stock would not be changed.

         With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of our Common Stock prior to and subsequent to the Reverse Stock Split would remain the same. After the effectiveness of the Reverse Stock Split, we do not anticipate that our financial condition or any aspect of our business would materially change as a result of the Reverse Stock Split.

         The Reverse Stock Split alone will decrease the number of outstanding shares of Common Stock to approximately 8,506,990 shares. The number of shares of capital stock authorized by the Certificate of Incorporation will not change as a result of the Reverse Stock Split. The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split will not alter the voting and other rights that presently characterize the Common Stock.

Fractional Shares

         No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by the number of new shares for which each old share is to be exchanged, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock, as reported in the Wall Street Journal, on the last trading day prior to the split effective date (or if such price is not available, the average of the last bid and asked prices of the common stock on such day or other price determined by our board of directors). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the split effective date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

         The reverse stock split will not affect total stockholders' equity on our balance sheet. However, because the par value of our common stock will remain unchanged on the split effective date, the components that make up total stockholders' equity will change by offsetting amounts. Given the proposed twenty-for-one reverse stock split, the stated capital component will be reduced by one-twentieth ( 1/20th) of its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

         Although the increased proportion of unissued authorized shares to be issued could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of the Company with another Company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board of directors and stockholders. Other than the reverse stock split proposal, our board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

No Dissenter's Rights

         Under the Oklahoma General Corporation Act, our stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

         The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the old shares were, and the new shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

         Other than the cash payments for fractional shares discussed herein, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of old shares for new shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the old shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the new shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should be minimal in view of the low value of the fractional interest. The stockholder's holding period for the new shares will include the period during which the stockholder held the old shares surrendered in the reverse stock split.

         Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder's own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

            The following table sets forth, as of November 8, 2004, the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 9202 South Toledo Avenue, Tulsa, Oklahoma 74137.


                          Number of Shares                           Percentage
Name and Address         Beneficially Owned        Class              of Class
----------------         ------------------  ------------------       --------
Thomas R. Coughlin, Jr.           2,079,000  Common                         1%
                                  4,000,000  Series B Preferred(1)        100%

All directors and
executive officers                2,079,000  Common                         1%
(1 person)                        4,000,000  Series B Preferred           100%


    (1) - Series B Preferred stock is entitled to 50 votes per share on all shareholder matters.

         This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 170,139,794 shares of common stock and 4,000,000 shares of Series B Preferred Stock outstanding as of November 8, 2004.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

         This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "predicts," "estimates" and similar expressions. We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

         These risks include, but are not limited to, risks relating to the volatility of our stock price, general market and economic conditions, the nature of the Company's stockholders and potential stockholders and unexpected delays in preparing, filing and mailing definitive information statement materials for the reverse stock split. For a discussion of these and other risk factors that could affect our business, see "Risk Factors" in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

         You should rely only on the information we have provided or incorporated by reference in this Information Statement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You can find Centrex's SEC filings on the SEC's web site, www.sec.gov.

         We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.


                                INDEX OF EXHIBITS


EXHIBIT A        AMENDED CERTIFICATE OF INCORPORATION